EXHIBIT 10.22
                                                  1995 FORM 10-K

                             SENIOR EXECUTIVE

                      TERMINATION BENEFITS AGREEMENT

   AGREEMENT, dated as of December 7, 1995, by and between Bucyrus-Erie Company (the "Company") a Delaware Corporation, and Timothy W. Sullivan (the "Executive").

                                WITNESSETH:

   WHEREAS, the Executive of the Company, the employee has made and, if he continues to be employed by the Company, will continue to make valuable contributions to the productivity and profitability of the Company, and whereas the Executive has an existing employment and consulting agreement (existing agreement) dated July 1, 1992 and amendment to employment and consulting agreement dated November 28, 1994 (existing amendment).

   WHEREAS, the Company considers that providing severance benefits will operate as an incentive for the Executive to remain employed by the Company;

   NOW, THEREFORE, to induce the Executive to remain employed by the Company and for other good and valuable consideration, the Company and the Executive agree as follows:

1.)    Circumstances Triggering Receipt of Severance Benefits

   The Company shall provide the Executive with the benefits set forth in
   Section 3 upon any termination of the Executive's employment for any reason except the following:

       (a) Termination by reason of the Executive's "voluntary termination", except as defined. For the purposes of this Agreement, "voluntary termination" shall mean the voluntary resignation by the Executive of his employment with the Company.

       (b) Termination by means of "termination with cause". For the purposes hereof, "termination with cause" shall be defined as termination of employment of the Executive by the Company following (1) the continued failure of the Executive to render services to the Company in accordance with his employment, which failure amounts to gross neglect of his duties to the Company, or (2) the commission by the Executive of an act of fraud or embezzlement against the Company or of an act which he knew to be in gross violation of his duties to the Company (including the unauthorized disclosure of confidential information) or (3) following a felony conviction of the Executive; or
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                              SENIOR EXECUTIVE

                      TERMINATION BENEFITS AGREEMENT

                                (Continued)


       (c) Termination upon the Executive's normal retirement.

   For the purpose of this agreement, the placement of the Executive on permanent or long term disability status as defined by the Company's long term disability policy covering the Executive and the death of the Executive shall not be deemed a termination and shall not qualify the Executive for the benefits set forth in this agreement. However, a termination by the Executive after any reduction of the Executive's position to a position of lesser responsibility, or a defacto reduction of the Executive's duties or responsibilities, or the reduction of his annual base salary or rate of maximum potential bonus, unless such salary or bonus reduction is part of a reduction of compensation applicable generally to all Executives of the Company, or a Company imposed requirement that Executive move his residence or principal place of business to any location unacceptable to him, is deemed as a termination event.

2.)    No Entitlement to Employment

   This agreement shall not be construed as and does not constitute a promise or guaranty of continued employment.

3.)    Termination Benefits

   Subject to the conditions set forth in Section 1 and subject to the mitigation provisions contained in Section 5, the following benefits (subject to any changes in benefit programs that may occur in the future and any applicable payroll or other taxes required to be withheld) shall be accorded to the Executive:

       (a) For the willingness to agree to not voluntarily resign prior to June 30, 1996 and to have this agreement supersede the existing and amended agreements currently in place, the Company will provide the following:

               o A salary increase to a base annual salary of $128,000, effective November 1, 1995.

               o  A cash bonus of $10,000 payable not later than
                  December 31, 1995.
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                              SENIOR EXECUTIVE

                      TERMINATION BENEFITS AGREEMENT

                                (Continued)


               o Extension of a severance benefit to December 31, 1996 providing that should the Executive be terminated for any reason other than those defined, that the Executive would be entitled to the following:

                      " Compensation - Commencing on the Termination Date, the Executive shall be paid periodically, according to his unit's wage practices, the amount of his periodic salary until he has been paid 18 months of annual base salary (plus a 5% inflation rate) at the rate in effect on the date of the termination of his employment with the Company (the "Termination Date").

                      " Vacation Pay - Any accrued vacation pay due but not yet taken at the Termination Date shall be paid to the Executive on the Termination Date, but shall in no instance exceed 5 weeks of pay at the then current base salary (excluding the inflation adjustment).

                      " Welfare Benefits, etc. - The Executive's participation (including dependent coverage) in any life, disability, health and dental plans, and any other similar fringe benefits of the Company (except business accident insurance and continued contributions to qualified retirement plans) in effect immediately prior to the Termination Date shall be continued, or equivalent benefits provided by the Company, for a period of twelve months from the Termination Date to the extent allowed under the policies or agreements pursuant to which the Company obtains and provides such benefits.

                      " Personal Executive counseling, chosen by the Executive, in an amount not to exceed $10,000.
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                              SENIOR EXECUTIVE

                      TERMINATION BENEFITS AGREEMENT

                                (Continued)


                      " The Executive shall not be entitled to any bonus under the Company's Executive bonus plan for the year in which his termination occurs. The Agreement shall not affect the Executive's entitlement to benefits under the Company s retirement plan accrued as of his termination.

                      " Voluntary termination at any time between December 7, 1995 and June 30, 1996 would provide the Executive with only those benefits (severance, etc.) in effect at the time for other employees in the Executives same class of employee.

                      " Voluntary resignation between July 1, 1996 and December 31, 1996 would provide the Executive with 12 months of compensation severance and vacation as defined and twelve months of benefits as defined.

4.)    Entirety

   The benefits provided by this Agreement are the sole benefits payable by the Company upon the termination of the Executive's employment and supersedes any other payment to which the Executive may have been entitled under any other severance policy or agreement in effect at any time.

5.)    Mitigation

   The Executive is not required to mitigate the amount of any termination or other benefit payments to be made by the Company pursuant to this Agreement by seeking other employment or otherwise, and no amount due hereunder shall be offset against or reduced by any amount earned by any other employment; provided, however, that the benefits provided for in Welfare Benefits, etc. shall terminate 90 days later the Executive's obtaining such other employment. The Executive hereby agrees to notify the Company promptly upon obtaining employment.
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                              SENIOR EXECUTIVE

                      TERMINATION BENEFITS AGREEMENT

                                (Continued)


6.)    Continuing Obligations

   In order to induce the Company to enter into this Agreement, the Executive hereby agrees that all documents, records, techniques, business secrets and other information which have come into his possession from time to time during his employment by the Company or which may come into his possession during his employment hereunder, shall be deemed to be confidential and proprietary to the Company and the Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its subsidiaries and their respective businesses so long as such information is not publicly disclosed. The obligations of the Executive under this Section 6 shall be in addition to, and shall not limit, any other obligation of the Executive to the Company with respect to the matters set forth herein or otherwise.

7.)    Successors

   In the event of any consolidation or merger of the Company into or with another corporation, or the sale of all or substantially all of the assets of the Company to another corporation or other entity, such corporation or other entity shall assume this Agreement and become obligated to perform all of the terms and conditions hereof, and the Executive's obligations hereunder shall continue in favor of such corporation or other entity.

8.)    Confidentiality

   The Executive agrees that without the consent of the Company he will not at any time after the termination of his full-time employment (except as required by law) disclose to any person confidential information concerning the Company or its subsidiaries or any trade secrets of the Company or its subsidiaries.

9.)    Modification, Termination

   This Agreement may not be modified or terminated except by means of a writing signed by both of the parties hereto.
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                              SENIOR EXECUTIVE

                      TERMINATION BENEFITS AGREEMENT

                                (Continued)


10.)   Applicable Law

   This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.


   IN WITNESS WHEREOF, this Termination Benefits Agreement has been duly executed by the Executive and by the Company as of the date and year first above written.


                                BUCYRUS-ERIE COMPANY



                                By:  /s/Frank W. Miller
                                     Interim Chief Executive Officer



/s/T. W. Sullivan
Timothy W. Sullivan
Vice President Marketing and Sales